EXHIBIT 99.2

Script for New World Q3 Conference Call — 11/5/04

[Paul Murphy] Good afternoon and welcome to the New World Restaurant Group’s 3rd quarter 2004 conference call.  I am Paul Murphy, Chief Executive Officer of New World. Joining me today is Rick Dutkiewicz, our Chief Financial Officer.  Before I begin, I would like Rick to read a brief statement regarding forward-looking statements.

[Rick Dutkiewicz] Certain statements during this conference call constitute forward-looking statements or statements which may be deemed or construed to be forward-looking statements within the meaning of the private securities litigation reform act of 1995.  The words “forecast,” “estimate,” “plan,” “anticipate” “project,” “intend,” “expect,” “should,” “would,” “believe,” “trend”, and similar expressions and all statements which are not historical facts, are intended to identify forward-looking statements.  These forward-looking statements involve and are subject to known and unknown risks, uncertainties and other factors which could cause the Company’s actual results, performance (financial or operating), or achievements to differ from the future results, performance (financial or operating), or achievements expressed or implied by forward-looking statements. Although we hope that our Brand Renaissance project, new concept stores and menu modifications will ultimately increase revenues, the success of these initiatives are dependent upon factors that are out of our control such as customer acceptance, dietary preferences, etc.  Please refer to our press release filed today and the Risk Factors in Form 10-Q that we plan to file by November 12, 2004 along with our Form 10-K, which was filed in March 2004 for more details.  In addition, we will not be providing guidance as to future results or trends.

[Paul Murphy] Thank you Rick. I am pleased to report that we are once again reporting positive operating results for the quarter.  Our income from operations was $2.3 million compared with a loss from operations of $2.2 million for the comparable quarter in 2003.  This represents an improvement of $4.5 million versus the prior year period.  Our net loss for the 3rd quarter of 2004 was $3.5 million compared with a net loss of $34.2 million in the comparable 2003 quarter which, however, included a $23.0 million non-cash charge related to the exchange of the Series F preferred stock.

We consumed $5.9 million of cash from operating activities in the quarter primarily due to the semi-annual interest payment of $10.4 million on the $160 million Indenture.  We had no borrowings on our AmSouth revolver.  We continue to remain in compliance with the covenants of both the Indenture and the AmSouth revolver.

For the third quarter, our comparable store sales were down 1.6% compared to a 3.7% decline in the 2nd quarter; the rate of reduction is slowing and we have continued to see this trend through our first fiscal period of Q4.  Our focus continues to be on the unit performance and controlled spending at all levels.  We believe this focus is the cornerstone of our improved financial results.

Although we have 195 franchised locations operating under the Manhattan Bagel and Chesapeake Bagel Bakery brands, I’m going to focus my comments on our initiatives at the Company-owned Einstein Bros. stores.

As of today, we have two Einstein Bros. Café restaurants open in the Denver, Colorado market.  The first restaurant, which was opened in the Stapleton redevelopment area, is a brand new restaurant.  The second café, which opened this past Monday, is a retrofit of an existing Einstein Bros. Bagel restaurant and is located in Lone Tree, Colorado.  Furthermore, we have begun the remodeling of one restaurant in the Colorado Springs, Colorado market and plan on having all three restaurants in that market remodeled and open by our fiscal year end.  We intend to study the prototype stores in these test markets to determine those elements that matter to our customers in relation to the physical appearance and the menu direction.

We also are focused on engineering the fiscal performance of these stores.  Once we have completed our analysis, we will begin to retrofit other Einstein Bros. Bagel restaurants on a market by market basis.

In September, 2004, we commenced a marketing campaign that is encompassing over 50% of our store base with a focus on our lunch offerings.  This campaign involves layered media, including billboards, traffic radio and cable TV.  The campaign will continue through the balance of the year.

Finally, we completed the sale of our Willoughby’s Coffee and Tea assets early in the fourth quarter of this year, which resulted in a gain of $90,000, which will be recorded in this quarter.

Now, I would like to turn the call over to Rick Dutkiewicz to report on the 3rd quarter financial results.

[Rick Dutkiewicz] Thanks Paul. For the 13-weeks ended September 28, 2004, total revenues decreased 2.2% to $91.2 million compared with $93.2 million for the 13-weeks ended September 30, 2003.  The $2.0 million decrease in revenues consisted of a decrease of approximately $2.2 million in revenues from our company-operated stores, which was partially offset by an increase of approximately $200,000 in manufacturing revenues.

For the 39-weeks ended September 28, 2004, total revenues decreased 3.4% to $276.5 million compared with $286.2 million for the 39-weeks ended September 30, 2003.  The $9.7 million decrease in revenues consisted of a decrease of approximately $9.3 million in revenues from our company-operated stores, a decrease of approximately $700,000 in manufacturing revenues, partially offset by an increase of approximately $400,000 in franchise and license related revenues.

Company-operated restaurant revenue reflected a comparable store sales decline of 1.6% for the 13-weeks ended September 28, 2004, which was comprised of a 6.3% reduction in transactions, partially offset by a 5.0% increase in the average check amount.

For the 39-weeks ended September 28, 2004, company-operated restaurant revenue reflected a comparable store sales decline of 3.4%, which was comprised of a 6.3% reduction in transactions partially offset by a 3.1% increase in the average check amount.

Our gross profit increased $1.7 million or 1.8% of total revenue to $16.3 million for the 13-weeks ended September 28, 2004, which represented 17.8% of total revenue compared with $14.5 million or 15.6% of total revenue for the comparable 2003 period. We reduced our advertising and production costs in the quarter by approximately $1.4 million versus the comparable 2003 quarter.  This benefit was partially offset by approximately $400,000 of increased commodity costs due primarily to cream cheese and natural cheese and the loss of approximately $300,000 associated with the hurricanes in the southeastern U.S.  In absolute terms, we continue to achieve real improvement in our gross profit dollars and percentage.  This is due to our continuing focus on restaurant operations.

For the 39-weeks ended September 28, 2004, our gross profit increased $2.1 million or 0.8% of total revenue to $49.1 million, which represented 17.8% of total revenue compared with $47.0 million or 16.4% of total revenue for the comparable 2003 period. Year to date in 2004, we have reduced our advertising and production costs by approximately $6.6 million dollars.  The prior years advertising funds were spent on more expensive forms of media, such as TV.  These expenditures had the effect of boosting revenues temporarily, but had an adverse impact on gross margins. As Paul explained earlier, we are using a layered approach to marketing this year.  We have also experienced higher commodity costs for the 39-weeks ended September 28, 2004, which amounted to approximately $1.8 million compared with the 2003 period.  The impact of the hurricanes also adversely affected the 2004 period by approximately $300,000.

We had income from operations of $2.3 million and $8.5 million for the 13 and 39-weeks ended September 28, 2004 compared with a loss from operations of $2.2 million and $4.8 million for the comparable 2003 periods.  This represents our third consecutive quarter of operating profits, which has been our focus all year.

EBITDA, which we define as earnings before interest, taxes, depreciation and amortization, cumulative change in fair value of derivatives and other income, increased over $2.5 million to $7.5 million for the 13-weeks ended September 28, 2004 compared with $5.0 million for the 13-weeks ended September 30, 2003.  For the 39-weeks ended September 28, 2004, EBITDA increased approximately $7.7 million to $24.3 million compared with $16.6 million for the comparable 2003 period.

Adjusted EBITDA, which also excludes certain legal, financing and advisory fees, acquisition and integration charges and credits, certain corporate expenses and certain other charges, increased approximately $600,000 to $8.5 million compared with $7.9 million in the comparable 2003 period.  For the 39-weeks ended September 28, 2004, Adjusted EBITDA increased approximately $700,000 to $25.5 million compared with $24.8 million for the 39-weeks ended September 30, 2003.  We have improved our trailing 12-month Adjusted EBITDA performance approximately $600,000 from the previous fiscal quarter to approximately $35.5 million as of September 28, 2004.

I must caution you that EBITDA and Adjusted EBITDA are not intended to represent cash flow from operations in accordance with GAAP and should not be used as an alternative to net income as an indicator of operating performance or to cash flow as a measure of liquidity.  Rather EBITDA and Adjusted EBITDA are bases upon which to assess financial performance.  The trailing 12-month Adjusted EBITDA information is included as it is a required covenant under our AmSouth loan and the Indenture.  While EBITDA and Adjusted EBITDA are frequently used as a measure of operations and the ability to meet debt service requirements, they are not necessarily comparable to other similarly titled measures of other companies due to the potential inconsistencies in the definition and the method of calculation.  Information reconciling net loss in accordance with GAAP to EBITDA and Adjusted EBITDA can be found in today’s press release, which can be retrieved from the Investor Relations section of our website at www.nwrgi.com.

During the quarter ended September 28, 2004, we used approximately $5.9 million of cash from operating activities, and had no borrowings on our AmSouth revolver.  Our net cash position was effectively neutral. In the third quarter we paid approximately $10.4 million of interest on the $160 million Indenture, and paid off the balance of the Chesapeake Bagel Bakery Note.

[Paul Murphy] Thank you Rick. 2004 has been a year of transition and exciting new initiatives for us at New World.  We are aggressively focused on continuing to improve our operational performance and the generation and improvement of free cash flow.

Thank you for your time.  We will now open the line for questions.